Exhibit 2

No. 2007 - 19	Issue Date: May 4, 2007
Reissued: January 21, 2008

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

NATURAL HEALTH TRENDS CORP.

Neither this Warrant nor any shares of Common Stock (as defined below) issuable upon exercise hereof have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any applicable securities laws.  No transfer of this Warrant or of the shares of Common Stock issuable upon exercise hereof shall be valid or effective unless (a) such transfer is made pursuant to an effective registration statement under the Securities Act and in compliance with any applicable securities laws, or (b) the Holder (as defined below) shall deliver to the Company (as defined below) an opinion of counsel in form and substance reasonably acceptable to the Company that such transfer is exempt from the registration requirements of the Securities Act (whether pursuant to Regulation S promulgated thereunder or otherwise) and of any applicable securities laws.

This Warrant and the Common Stock issuable upon exercise hereof may be subject to certain rights and obligations provided for in that certain Stock and Warrant Purchase Agreement (the “Purchase Agreement”) dated May 4, 2007, between the Company, the initial Holder of this Warrant and the initial holders of other similar warrants.  Such rights and obligations under the Purchase Agreement include certain obligations of the Company to register the resale of the Common Stock issuable upon exercise hereof.  A copy of the Purchase Agreement shall be furnished without charge by the issuer hereof to the Holder hereof upon written request.

This Warrant No. 2007-19 (together with any warrants hereafter issued in exchange or substitution herefor, the “Warrant”) certifies that for value received, George K. Broady (including any permitted assigns or transferees, the “Holder”) is entitled to subscribe for and purchase from Natural Health Trends Corp., a Delaware Corporation (the “Company”), in whole or in part, at any time and from time to time during the Exercise Period (as defined in Section 1(a) below), 61,693 shares of duly authorized, validly issued, fully paid and non-assessable of common stock of the Company, par value US$0.001 per share (the common stock, including any stock into which it may be changed, reclassified or converted, is hereinafter referred to as the “Common Stock”), at the initial exercise price set forth in Section 1(d) below, subject, however, to the provisions and upon the terms and subject to the conditions hereinafter set forth.  The number of shares of Common Stock purchasable hereunder and the exercise price therefor are subject to adjustment as hereinafter set forth.  This Warrant and all rights hereunder shall expire at 5:00 p.m., Dallas, Texas time on May 4, 2013.

1.                                       Exercise of Warrant.

(a)                                  Subject to the terms and conditions set forth herein, the Holder shall have the right, at his, her or its option, to exercise this Warrant, in whole or in part, at any time during the period (the “Exercise Period”) commencing on the date that is six (6) months after the date hereof (the “Issue Date”) and ending on May 4, 2013 (the “Expiration Date”).  To exercise the Warrant, the Holder shall deliver to the principal office of Company (i) a notice of exercise substantially in the form attached hereto as Schedule I (the “Notice of Exercise”) properly completed and executed, (ii) an amount in cash equal to the Exercise Price, (iii) this Warrant; and (iv) such documentation as the Company may reasonably require in connection with establishing an exemption from registration under federal and state securities law for the issuance of shares of Common Stock to Holder upon the exercise hereof, including, without limitation, an investor questionnaire, and a letter of securities law representations and warranties concerning Holder and Holder’s investment in such securities.  At the option of the Holder, payment of the Exercise Price shall be made: (A) by wire transfer of funds to a bank account designated by the Company for such purpose; or (B) by certified or official bank check payable to the order of the Company.  Notwithstanding anything contained in this Warrant, the Holder shall not be entitled to exercise this Warrant to the extent that such exercise, when aggregated with any shares of Common Stock then beneficially owned by the Holder (as beneficial ownership is determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended), would result in a “change of control” of the Company within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(B) (unless any such change in control is approved by the Company’s stockholders in compliance with applicable Nasdaq Marketplace Rules).

(b)                                 Upon receipt of the required deliveries, the Company shall, as promptly as practicable and no later than five (5) business days after receipt of the Notice of Exercise, cause to be issued and delivered to the Holder, subject to the terms of the Purchase Agreement, a certificate or certificates representing shares of Common Stock equal in the aggregate to the number of shares of Common Stock specified in the Notice of Exercise.  In the event that the rights evidenced by this certificate are exercised in part, the Company will, contemporaneously with the issuance of the shares of Common Stock issuable upon the exercise of the Warrant so exercised, issue to the Holder a new Warrant representing the portion of the Warrant that shall not have been exercised, in all other respects identical to this Warrant.  The shares of Common Stock so purchased shall be deemed to be issued to the Holder, as the record owner of such shares, as of the close of business on the Exercise Date.  The Company shall pay all expenses, taxes and other charges (including, without limitation, all documentary, stamp, transfer or other transactional taxes, but excluding income taxes) attributable to the preparation, issuance, execution and delivery of the Warrant and of the shares of Common Stock issuable upon exercise of the Warrant.

(c)                                  Except as otherwise provided in this Section 1(c), and unless and until the shares of Common Stock issued upon the exercise of the Warrant are transferred in compliance with an effective “Registration Statement” (as defined in the Purchase Agreement), each certificate for shares of Common Stock initially issued upon the exercise of this Warrant, and each certificate for shares of Common Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The shares represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws.  No transfer of the shares represented by this certificate shall be valid or effective unless (a) such transfer is made pursuant to an effective registration statement under the Securities Act and in compliance with any applicable securities laws, or (b) the Holder shall deliver to the Company an opinion of counsel in form and substance reasonably acceptable to the Company that such proposed transfer is exempt from the registration requirements of the Securities Act and of any applicable securities laws.”

“The shares represented by this certificate may be subject to certain rights and obligations provided for in that certain Stock and Warrant Purchase Agreement (the “Purchase Agreement”) dated May 4, 2007, between the Company and certain purchasers of Warrants and Series A Preferred Stock of the Company.  Such rights and obligations under the Purchase Agreement include certain obligations of the Company to register the resale of the Common Stock.  A copy of the Purchase Agreement shall be furnished without charge by the issuer hereof to the holder hereof upon written request.”

Except as otherwise provided in this Section 1(c), each new Warrant issued under Section 6 hereof shall be stamped or otherwise imprinted with a legend in substantially the form first set forth above on this Warrant.

Notwithstanding the foregoing, the legend requirements of this Section 1(c) shall terminate as to any particular Warrant or related shares of Common Stock when the Company shall have received from the Holder thereof an opinion of counsel in form and substance reasonably acceptable to the Company that such legend is not required in order to ensure compliance with the Securities Act, any applicable securities laws and the terms of the Purchase Agreement.  Whenever the restrictions imposed by this Section 1(c) shall terminate, the Holder of this Warrant or the related shares of Common Stock, as the case may be, shall be entitled to receive from the Company without cost to such Holder, a new Warrant or stock certificate of like tenor, as the case may be, without such restrictive legend.

(d)                                 The “Exercise Price” of the Warrant shall be determined based on the Exercise Date, and shall be subject to adjustment pursuant to Section 2 hereof.  If the Exercise Date is less than three years after the Issue Date, the Exercise Price shall be US$3.80 per share.  If the Exercise Date is at least three years, but less than four years and six months, after the Issue Date, the Exercise Price shall be US$4.35 per share.  If the Exercise Date is at least four years and six months after the Issue Date, the Exercise Price shall be US$5.00.

2.                                       Adjustment of Exercise Price and Number of Shares.  The Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

(a)                                  If the Company at any time after the Issue Date:  (i) pays or makes a stock dividend or makes a distribution on its Common Stock in shares of Common Stock or shares of the Company’s capital stock other than Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) issues any shares of Common Stock by reclassification of shares of Common Stock, or (iv) effects a reverse stock split of Common Stock, then this Warrant shall thereafter be exercisable for that number of shares that would have derived had the Warrant been exercised immediately prior to the events listed in (i), (ii), (iii) or (iv) above (and the Exercise Price thereof shall be correspondingly adjusted).  In the case of a subdivision or re-classification, any adjustment made pursuant to this Section 2(a) shall become effective immediately after the effective date of such subdivision or re-classification.  Such adjustments shall be made successively whenever any event listed above shall occur.

(b)                                 If at any time after the Issue Date, the Common Stock issuable upon the exercise of the Warrant is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution or otherwise, and other than a capital reorganization, merger or consolidation (the adjustment for which is provided for in Section 2(c)), in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change that it would have been entitled to receive had it exercised this Warrant immediately prior to such recapitalization, reclassification, exchange, substitution or other event, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof (and the Exercise Price of this Warrant shall be correspondingly adjusted).

(c)                                  If at any time after the Issue Date, the Common Stock is converted into other securities or property pursuant to a capital reorganization, merger or consolidation in which the Company is not the continuing corporation (a “Fundamental Transaction”), then the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of stock and other securities and property receivable in connection with such Fundamental Transaction that it would have been entitled to receive had it exercised this Warrant immediately prior to such Fundamental Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made to the terms of this Warrant to the end that the provisions in this Section 2 shall thereafter be applicable, as nearly as reasonably may be, in relation to any stock and other securities and property thereafter deliverable upon the exercise of this Warrant.

(d)                                 Holder, by accepting the benefits of this Warrant, agrees that the number of shares for which this Warrant is exercisable shall be subject to adjustment or reduction as provided in this Section 2.

3.                                       Reservation.  The Company covenants and agrees that during the Exercise Period, the Company will, at all times, have authorized and reserved solely for issuance and delivery upon the exercise of this Warrant sufficient shares of Common Stock to provide for the exercise of the purchase right represented by this Warrant.

4.                                       Fully Paid Stock.  The Company covenants and agrees that the shares of Common Stock represented by each and every certificate for its Common Stock to be delivered on the exercise of the purchase rights herein will, upon issuance, be duly authorized, validly issued and outstanding, fully paid and nonassessable and free of all issuance or transfer taxes, liens and charges with respect to the issue thereof.

5.                                       Restrictions on Transfer.  The Holder, by acceptance hereof, agrees that the transfer of this Warrant and the shares issuable upon exercise of the Warrant are, under certain circumstances, subject to the provisions of the Purchase Agreement.

6.                                       No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to such fraction multiplied by the then current Market Value of such fractional share.  For purposes of this section, “Market Value” shall mean the closing sale price of one share of Common Stock on the Nasdaq Global Market (“Nasdaq”) or any successor market on which the Common Stock is publicly traded on the most recent trading day preceding the Exercise Date.  If the Common Stock is not traded on Nasdaq or any other public market at the time the Market Value is to be determined, the Market Value shall be determined in good faith by the Board of Directors of the Company.

7.                                       Replacement Warrants.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Warrant, or in lieu of the Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Warrant.

8.                                       Limitation of Liability; Warrant Holder Not a Stockholder.  The Company may deem and treat the person in whose name this Warrant is registered as the Holder hereof for all purposes, and shall not be affected by any notice to the contrary until proper presentation of this Warrant for registration or transfer.  The Holder shall not be entitled to vote or receive dividends or be deemed the holder of the Common Stock or any other securities that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.  No provision hereof, in the absence of affirmative action by the Holder to purchase Common Stock, and no mere enumeration of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any shares of Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

9.                                       Closing of Books.  Subject to the terms of this Warrant, the Company will at no time close its books against the transfer of any Warrant or any shares of Common Stock or other securities issuable upon the exercise of any Warrant in any manner which interferes with the timely exercise of the Warrant.

10.                                 Notices.  Except as otherwise expressly provided herein, any notices, consents, waivers or other communications required or permitted to be given under this Warrant must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) one day after delivery by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party; or (iii) three business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  Any communications shall be addressed (a) to the Company, at its principal executive offices and (b) to the Holder, at the Holder’s address as it appears in the records of the Company (unless otherwise indicated by the Holder).

11.                                 Severability.  Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective under applicable law, but if any provision of this Warrant is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

12.                                 Captions; Governing Law; Forum Selection.  The descriptive headings of the various sections of this Warrant are for convenience only and shall not affect the meaning or construction of the provisions hereof.  All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule.  Any dispute, difference, controversy or claim arising in connection with or related or incidental to a matter arising under this Warrant shall be finally settled in accordance with the forum selection provisions set forth in the Purchase Agreement.

13.                                 Waivers and Amendments.  This Warrant and any provisions hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the same is sought.

14.                                 Successors.  All the covenants and provisions hereof by or for the benefit of the Holder shall bind and inure to the benefit of his, her or its respective successors and assigns hereunder.

15.                                 Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a federal legal holiday in the United States, then such action may be taken or such right may be executed on the next succeeding day that is not a federal legal holiday in the United States.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer and to be dated this 21st day of January, 2008.

NATURAL HEALTH TRENDS CORP.

By:	/s/ Chris T. Sharng
Name:	Chris T. Sharng
Title:	President

SCHEDULE I

NOTICE OF EXERCISE

Natural Health Trends Corp.

2050 Diplomat Drive

Dallas, Texas 75234

USA

The undersigned,                                                             , pursuant to the provisions of Warrant No. 2007 - 19 issued on May 4, 2007 and reissued January 21, 2008, hereby elects to purchase                        shares of common stock of Natural Health Trends Corp. covered by the Warrant described herein.

Dated:

Signature:

Address: